Exhibit 23.11

633 SEVENTEENTH STREET SUITE 1700 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference into this registration statement on Form S-4 (including any amendments thereto, the related prospectus, and any related prospectus supplement) of Extraction Oil & Gas, Inc. (the “Registration Statement”) of our report, dated February 18, 2021, with respect to the estimates of reserves and future net income of Extraction Oil & Gas, Inc. as of December 31, 2020 and data extracted therefrom. We hereby further consent to the use of our name in the “Experts” section of the related prospectus, which constitutes a part of such Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO

July 13, 2021